SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
February 28, 2007

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State of Incorporation or organization)	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place
Santa Ana, CA 92799-5125
(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In its recently-filed report on Form 10-K, Ingram Micro Inc. (the “Company”) stated its expectation that it would be required to record a charge for commercial taxes on software imports for the period January 2002 to December 2005 if proposed tax legislation in Brazil was enacted in the form in which it was submitted to the Brazilian president for signature on February 9, 2007. On February 28, 2007, the subject legislation was enacted and became law. As a consequence, the Company will record a charge to cost of sales in the first quarter of 2007 of approximately $33.3 million, consisting of $6.0 million for commercial taxes assessed for the period January 2002 to September 2002, and $27.3 million for such taxes that could be assessed for the period October 2002 to December 2005. All sums expressed above are based upon the exchange rate as of February 28, 2007 of 2.118 Brazilian Reais to the U.S. Dollar. The subject legislation provides that such taxes are not assessable on software imports for the period after January 1, 2006. The Company does not anticipate recognizing any income tax benefits for this charge, which will negatively affect the effective tax rate for the first quarter of 2007. An effective tax rate of 28% is estimated for subsequent quarters of 2007.

Based on this event, the Company is adjusting its net income guidance for the first quarter, which ends March 31, 2007, to reflect the charge of $33.3 million or $0.19 per diluted share. Net income including this charge now is expected to range from $30 million to $37 million, or $0.17 to $0.21 per diluted share. First-quarter revenue guidance is not affected by this charge.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd

	Name:	Larry C. Boyd
	Title:	Senior Vice President, Secretary and General Counsel

Date: February 28, 2007